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                                                                     EXHIBIT 8.1

                         [HUNTON & WILLIAMS LETTERHEAD]

                                December 8, 2000

FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas  75062


                        FelCor Lodging Trust Incorporated
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

                  We have acted as tax counsel to FelCor Lodging Trust Incorporated, a Maryland corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on December 8, 2000 (the "Registration Statement"), with respect to the offer and sale from time to time in open-market or privately-negotiated transactions that may involve underwriters, brokers, or dealers of up to 5,823,060 shares (the "Secondary Shares") of the common stock, par value $0.01 per share (the "Common Stock"), of the Company by the selling shareholders named in the prospectus contained as a part of the Registration Statement (the "Prospectus"). You have requested our opinion regarding certain U.S. federal income tax matters.

                  The Company currently owns, directly or through FelCor Lodging Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), equity interests in 187 hotels and associated personal property (the "Hotels"). The Operating Partnership owns the Hotels both directly and through subsidiary partnerships, joint ventures, and limited liability companies (collectively, the "Subsidiary Partnerships"). The Operating Partnership or a Subsidiary Partnership, as applicable, leases 85 of the Hotels to DJONT Operations, L.L.C., a Delaware limited liability company, or an affiliate thereof ("DJONT") pursuant to substantially similar operating leases (collectively, the "DJONT Leases"), and leases 100 of the Hotels to Bristol Hotels & Resorts, Inc., a Delaware corporation, or a subsidiary thereof ("BHR" and, together with DJONT, the "Lessees") pursuant to substantially similar operating leases (collectively, the "BHR Leases" and,


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FelCor Lodging Trust Incorporated
December 8, 2000
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together with the DJONT Leases, the "Leases"). One of (i) Hilton Hotel
Corporation or its subsidiary ("Hilton"), (ii) Starwood Hotels & Resorts Worldwide, Inc. or its subsidiary, (iii) Coastal Hotel Group, Inc., and (iv) American General Hospitality, Inc. operates and manages all of the Hotels that are leased by DJONT pursuant to substantially similar management agreements (the "DJONT Management Agreements") with DJONT. Subsidiaries of Bass plc ("Bass") operate and manage all of the Hotels that are leased by BHR pursuant to substantially similar management agreements (the "BHR Management Agreements" and, together with the DJONT Management Agreements, the "Management Agreements") with BHR, and also operate and manage one of the Hotels that is not leased to a lessee. An independent hotel management company manages the other Hotel that is not leased to a lessee.

                  In connection with the opinions rendered below, we have examined the following:

1. the Company's Articles of Amendment and Restatement, as duly filed with the Department of Assessments and Taxation of the State of Maryland on June 22, 1995, as amended or supplemented by Articles of Merger dated June 23, 1995, Articles Supplementary dated April 30, 1996, Articles of Amendment dated August 8, 1996, Articles of Amendment dated June 16, 1997, Articles of Amendment dated October 30, 1997, and Articles of Amendment dated July 27, 1998;

2. the Company's Bylaws;

3. the Prospectus;

4. the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated June 28, 1994 (the "Operating Partnership Agreement"), among the Company, as general partner, and several limited partners, as amended on November 17, 1995, January 9, 1996, January 10, 1996, May 2, 1996, September 16, 1996, May 16, 1997, February 6, 1998, July 28, 1998, December 29, 1998, December
31, 1998, March 1, 1999, and February 27, 2000;

5. Addendums Number 1 (and Annexes Number 1 and 2 thereto), dated January 9, 1996, and Number 2, dated May 2, 1996, to the Operating Partnership Agreement;

6. the partnership agreements, operating agreements, and joint venture agreements governing the Subsidiary Partnerships;


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FelCor Lodging Trust Incorporated
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7. the Certificate of Incorporation of Kingston Plantation Development Corp.
("Kingston"), a corporation of which the Operating Partnership owns 100% of the nonvoting stock, representing 97% of the value of Kingston's outstanding stock;

8. the Certificate of Incorporation of Promus/FelCor Manager, Inc. ("Manager Inc."), a corporation of which Kingston owns 50% of the outstanding stock and Hilton owns 50% of the outstanding stock;

9. the Leases;

10. the Management Agreements;

11. the tax opinions given by Bracewell & Patterson, L.L.P., dated June 26, 1996, April 30, 1996, December 20, 1995, May 18, 1995, and July 13, 1994,
regarding the Company's qualification as a real estate investment trust (a "REIT") for its taxable years ended December 31, 1994 and December 31, 1995, and the tax opinion given by Bracewell & Patterson, L.L.P., dated April 26, 1995, regarding the tax-free reorganization of the Company (the "Bracewell & Patterson Opinions"); and

12. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         In connection with the opinions rendered below, we have assumed generally that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2000 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated December 8, 2000 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the organizational documents of the Subsidiary Partnerships (the "Subsidiary Partnership Agreements") after the date of this opinion that would affect its qualification as a REIT for any taxable year;


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FelCor Lodging Trust Incorporated
December 8, 2000
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4. each partner or member of the Operating Partnership and the Subsidiary
Partnerships (each, a "Partner") that is a corporation or other entity has a valid legal existence;

5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the Subsidiary Partnership Agreements and the transactions contemplated thereby; and

6. no action will be taken by the Company, the Operating Partnership, the Subsidiary Partnerships, the Partners, Kingston, or Manager Inc. after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we have assumed the correctness of the Bracewell & Patterson Opinions and the factual representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.

                  Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussions in the Prospectus under the caption "Federal Income Tax Consequences of FelCor's Status as a REIT" (which are incorporated herein by reference), we are of the opinion that:

                  (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1995 through December 31, 1999, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2000, and in the future; and

                  (b) the statements in the Prospectus under the caption "Federal Income Tax Consequences of FelCor's Status as a REIT," insofar as such


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FelCor Lodging Trust Incorporated
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                  statements constitute a summary of the United States federal income tax laws referred to therein, are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Secondary Shares.

                  We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2000 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                  Except as set forth in paragraph (b) above, we have not participated in the preparation of the Prospectus and we do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Prospectus.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                Very truly yours,


                                         /s/ Hunton & Williams